Annual Restricted Stock Unit Award Agreement for Directors

CMC Materials, Inc. 2021 Omnibus Incentive Plan
Fiscal Year 20XX Annual Restricted Stock Unit Award Agreement for Directors

March X, 20XX [Annual Meeting Date]

Director Name
Director Address

Dear Director Full Name:
I am pleased to inform you (the “Participant”) that the Board of Directors (the “Board”) of CMC Materials, Inc. (the “Company”), based on the recommendation of the Nominating and Corporate Governance Committee of the Board, has approved your participation in the CMC Materials, Inc. 2021 Omnibus Incentive Plan (the “Plan”) in consideration of your annual service as a Director of the Company.  A Restricted Stock Unit (“RSU”) Award (the “Award”) is hereby awarded to you pursuant to the terms of the Plan and this RSU Award Agreement (the “Agreement”).  Each RSU represents the right to receive one share of Company common stock (“Stock”) on the applicable vesting date pursuant to the Agreement and the Plan.  A copy of the Plan has been provided separately.

Participant Name	Type of Award	Number of Shares Subject to RSUs	Fair Market Value of Shares Subject to RSUs on Award Date
Director Full Name	Restricted Stock Units	___	$_____
	Award Date	Vesting Date	Award Number
	March X, 20XX [annual meeting date]	100% March X 20XX+1 [one year from Award Date]	XXX

This Agreement provides the Participant with the terms of the Award granted to the Participant. The terms specified in this Agreement are governed by the provisions of the Plan, which are incorporated herein by reference. The Compensation Committee of the Board (the “Committee”) has the exclusive authority to interpret and apply the Plan and this Agreement.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding on all persons.  To the extent that there is any conflict between the terms of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein will have the same meaning as under the Plan, unless stated otherwise.
In consideration of the foregoing and the mutual covenants hereinafter set forth, it is agreed by and between the Company and the Participant, as follows:

Annual Restricted Stock Unit Award Agreement for Directors

1.Award.  The Award shall become vested and the Participant shall be entitled to receive one share of Stock for each vested RSU in accordance with the following table:

Number of Shares	Vesting Date
100%	March X, 20XX+1 [one year from Award Date]
Notwithstanding the foregoing, the Award shall become fully vested and the Participant shall be entitled to receive one share of Stock for each vested RSU in the event of the Participant’s death, Disability or a Change in Control.  Upon the Participant’s termination of Service as a Director of the Company for any reason other than Cause, death, Disability, or a Change in Control, if at such time the Participant has completed at least the equivalent of two full terms as a Director of the Company, as defined in the Company’s By-laws, the Award shall become fully vested and the Participant shall be entitled to receive one share of Stock for each vested RSU, provided that to the extent that the Participant has elected to defer receipt of such Award pursuant to the terms of the Directors’ Deferred Compensation Plan, as amended and restated February 25, 2021 (the “DDCP”), the Participant will receive such shares of Stock at the time(s) specified in such deferral election.  Otherwise, upon the Participant’s termination of Service as a Director of the Company, the Participant shall immediately cease vesting in the Award, and the unvested portion of the Award shall be forfeited immediately.
For purposes hereof, “termination of Service” shall be deemed to occur only if it is a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the interpretive guidance thereunder (“Section 409A”).
For purposes hereof, the definition of “Change in Control” shall be deemed modified, only to the extent necessary, to avoid the imposition of an excise tax under Section 409A, to mean a “change in control event” as such term is defined for purposes of Section 409A.  For purposes of clarity, if an Award would, for example, vest and be paid on a Change in Control, but payment of such Award would violate the provisions of Section 409A, then the Award shall vest but will not be paid until the Participant experiences a “separation from service” within the meaning of Section 409A.
2.Termination / Cancellation / Rescission / Recovery / Revocation.  The Company may terminate, cancel, rescind, recover, or revoke the Award immediately under certain circumstances, including, but not limited to, the Participant’s:
(a)actions constituting Cause, as defined in the Plan, or the Company’s By-laws or Articles of Incorporation, as applicable;
(b)rendering of services for a competitor prior to, or within six (6) months after, the exercise of any Award or the termination of Participant’s Service with the Company; or,
(c)unauthorized disclosure of any confidential/proprietary information of the Company to any third party.
In the event of any such termination, cancellation, rescission, recovery, or revocation, the Participant must return any Stock obtained by the Participant pursuant to the Award, or pay to the Company the amount of any gain realized on the sale of such Stock, and the Company shall be entitled to set off against the amount of any such gain any amount owed to the Participant by the Company.  To the extent applicable, the Company will refund to the Participant any amount paid for such Stock, including any withholding requirements.
3.Rights and Restrictions Governing Underlying Stock.
(a)As of the Award Date, and until such time as the Participant becomes vested in an RSU and receives a share of Stock as provided in Section 4 of this Agreement, the Participant shall have no rights of a stockholder as to each share of Stock subject to an RSU, except as provided in Section 3(b) of this Agreement.

Annual Restricted Stock Unit Award Agreement for Directors

(b)If the Company declares a cash dividend on its shares of Stock, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of such cash dividend per share of Stock, multiplied by the number of RSUs credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s RSUs awarded under this Agreement, and will be paid in cash in a single sum at the time that the shares of Stock associated with the Participant’s RSUs are delivered (or forfeited at the time that the Participant’s RSUs are forfeited).
4.Delivery of Stock. As soon as reasonably practicable following each vesting date, one or more stock certificates for the appropriate number of shares of Stock shall be delivered to the Participant or such shares shall be credited to a brokerage account if the Participant so directs; provided however, that such certificates shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable federal and state securities laws. In the event that the Participant makes an election pursuant to the DDCP to defer delivery of such shares, such shares shall be delivered in the time and manner set forth in the deferral election.
5.Tax Treatment/Tax Withholding.  The Participant will generally be taxed on the Fair Market Value of the shares of Stock subject to the Award on the date(s) such shares of Stock are payable to the Participant according to the vesting terms above or, to the extent applicable, according to any deferral election under the DDCP.  This income will be taxed as ordinary income but will not be subject to any withholding taxes unless required under applicable law.  Instead, the Participant is required to pay any applicable taxes to the appropriate tax authorities directly.  The income will be reported to the Participant as part of the Participant’s fees on the Participant’s annual Form 1099 issued by the Company. As a Director of the Company, the Participant is subject to Section 16 (an “Insider”), of the Securities Exchange Act of 1934 (“Exchange Act”), and any surrender of previously owned shares to satisfy tax withholding obligations arising under an Award must comply with the requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), and any other relevant law, regulations and Company guidelines.
6.Transferability.  The Award is not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan.  After any such transfer, the Award shall remain subject to the terms of the Plan.
7.Adjustment of Shares.  In the event of any transaction that is a Share Change or a Corporate Transaction, each as described in Section 8.6 of the Plan, the terms of this Award (including, without limitation, the number and kind of shares subject to this Award) shall or may be adjusted, as applicable, as set forth in Section 8.6 of the Plan.
8.Not an Employment Contract.  The Company’s grant of the Award does not confer any contractual or other rights of employment or service with the Company.
9.Severability.  In the event that any provision of this Agreement is found to be invalid, illegal or incapable of being enforced by any court of competent jurisdiction for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.
10.Waiver.  Failure to insist upon strict compliance with any of the terms and conditions of this Agreement or the Plan shall not be deemed a waiver of such term or condition.
11.Notices.  Except as otherwise provided in Section 12 of this Agreement, any notices provided for in this Agreement or the Plan must be in writing and hand delivered, sent by fax or overnight courier, or by postage paid first class mail.  Notices are to be sent to the Participant at the address indicated by the Company’s records and to the Company at its principal executive office.

Annual Restricted Stock Unit Award Agreement for Directors

12.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13.Section 409A. Unless deferred pursuant to the DDCP, the RSUs are intended to be exempt from the requirements of Section 409A. The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Agreement is subject to Section 409A and that it has failed to comply with the requirements of Section 409A, the Company may, at the Company’s sole discretion, and without the Participant’s consent, amend this Agreement to cause it to comply with Section 409A or be exempt from Section 409A.
14.Governing Law.  This Agreement shall be construed under the laws of the State of Delaware, without giving effect to its conflicts of laws principles that would require the application of the law of any other jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Award Date.

CMC MATERIALS, INC.

David H. Li President and Chief Executive Officer

ACKNOWLEDGEMENT AND RECEIPT
FOR FISCAL YEAR 20XX ANNUAL RESTRICTED STOCK UNIT AWARD AGREEMENT FOR DIRECTORS

Participant Name	Type of Award	Number of Shares Subject to RSUs	Fair Market Value of Shares Subject to RSUs on Award Date
Non-Employee Director Name	Restricted Stock Units	___	$_____
	Award Date	Vesting Date	Award Number
	March _, 20XX [annual meeting date]	100% March _, 20XX+1 [one year from Award Date]	XXX
I hereby acknowledge receipt of the award (the “Award”) of restricted stock units (“Restricted Stock Units”) issued to me by CMC Materials, Inc. (the “Company”) on the date shown above, which has been granted under and is governed by the terms and conditions of the CMC Materials, Inc. 2021 Omnibus Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Agreement”).  I further acknowledge receipt of a copy of the Plan and certify that I am in conformance with and agree to conform to all of the terms and conditions of the Agreement and the Plan, including giving explicit consent to the Company to transfer personal data related to the Plan administration outside of the country in which I reside and/or provide services.
According to the terms and conditions of the Award, Restricted Stock Units awarded pursuant to it are scheduled to vest (lapse of restrictions) in one installment upon the first anniversary of the Award Date.  Unless I have made a

Annual Restricted Stock Unit Award Agreement for Directors

deferral election pursuant to the Directors’ Deferred Compensation Plan, as amended and restated February 25, 2021 (the “DDCP”) with respect to such Award, when such Restricted Stock Units vest and shares are issued to me at such time, pursuant to the terms of the Plan, I will be free to hold these shares, or to sell, pledge, or give gifts of them, subject to the Company’s policy on trading in Company stock as set forth in the Company’s Insider Trading Policy and Trading Guidelines for Directors, Officers and Other Key Employees and the requirements of the federal securities laws. If I have made an election pursuant to the DDCP to defer delivery of such shares, then such shares shall be delivered in the time and manner set forth in the deferral election.
I further acknowledge that I have received a copy of the prospectus for the Plan.  I hereby consent to receiving all future prospectuses for the remainder of my service to the Company electronically.  I am aware that I may withdraw my consent to receive future prospectuses electronically at any time and upon such withdrawal will be entitled to a paper copy of any future prospectus deliveries.
Signature ________________________________________        Date ___________________

Any discrepancies between this Acknowledgement and Receipt, and the Agreement with respect to the information shown above, should be corrected and brought to the attention of the Committee. Please be sure to initial any corrections made to this form.

Please review and acknowledge the terms of this agreement by April __, 20XX.
Please keep a copy of this Acknowledgement and Receipt, and the Agreement, for your own records.